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                                                                 EXHIBIT (a)(11)


                              Contact:   Marjorie Goldstein (investors)
                                         Phyllis Goodman (media)
                                         505-821-3355

    SUN HEALTHCARE GROUP EXTENDS CONSENT DATE FOR REGENCY HEALTH SERVICES
                  DEBT TENDER OFFER AND CONSENT SOLICITATION

Albuquerque, N.M., Sept. 23, 1997 -- Sun Healthcare Group, Inc. (NYSE:SHG) has announced that Sunreg Acquisition Corp., a wholly owned subsidiary of Sun Healthcare Group, Inc., has amended its offer to purchase for cash (the "Debt Tender Offer and Consent Solicitation") all of Regency's outstanding (i) $110 million principal amount of 9-7/8% Senior Subordinated Notes due 2002 (the "Senior Securities") and (ii) $50 million principal amount of 12-1/4% Subordinated Notes due 2003 (the "Junior Securities," and, together with the Senior Securities, the "Securities"), and its solicitation for consents to amend the indentures pursuant to which the Securities were issued.

          As amended today, (i) the Consent Date for each issue of Securities has been extended to 5 p.m., Eastern Standard Time, on Sept. 26, 1997, unless extended and (ii) the total amount payable for the Senior Securities and the Junior Securities is $1,105.16 per $1,000 principal amount and $1,191.37 per $1,000 principal amount, respectively, plus, in each case, accrued interest. The total amount payable by Sun for the Securities was calculated so as to result in a yield to (A) in the case of the Senior Securities, Oct. 15, 1999, the earliest redemption date for the Senior Securities, equal to the sum of (1) the yield on the 7-1/2% United States Treasury Note due October 1999 as displayed by the Bloomberg Government Pricing Monitor on page "PX5" (the "Reference Source") at 2 p.m., Eastern Standard Time, on Sept. 23, 1997, which at such time was 110.516%, and (2) 75 basis points and (B) in the case of the Junior Securities, July 15, 2000, the earliest redemption date for the Junior Securities, equal to the sum of (1) the yield on the 6-1/8% United States Treasury Note due July 2000 as displayed by the Reference Source at 2 p.m., Eastern Standard Time, on Sept. 23, 1997, which at such time was 119.137%, and (2) 75 basis points. The Consent Payment for each issue of Securities remains unchanged at $17.50 per $1,000 principal amount of Securities.

          For each issue of Securities, the Debt Tender Offer and Consent Solicitation remain conditioned upon, among other things, (i) the valid tender of at least a majority of the aggregate outstanding principal amount of each issue of Securities, (ii) the receipt of consents from the holders of at least a majority of the aggregate outstanding principal amount of each issue of Securities (excluding any Securities owned by Regency or any affiliate of Regency) to eliminate substantially all of the restrictive covenants and delete or amend certain events of default and related provisions of the indentures and
(iii) the satisfaction or waiver by Sunreg of all of the conditions with respect to its cash tender offer to purchase all Outstanding Shares of Common Stock of Regency at $22 per Share.

          The Debt Tender Offer and Consent Solicitation will expire at 12 midnight, Eastern Standard Time, on Oct. 7, 1997, unless extended. Holders of Securities may participate in the Debt Tender Offer and Consent Solicitation only through the completion of a Consent and Letter of Transmittal, copies of which may be obtained from Morrow & Co., Inc. or Innisfree M&A Incorporated, the Information Agents, at (800)866-9061.

          Headquartered in Albuquerque, N.M., Sun Healthcare Group, Inc. is a diversified international long-term care provider. Sun companies operate long-term care facilities and pharmacy services across the United States and in the United Kingdom. Sun subsidiaries also provide therapy services in the United States, fulfill the medical supply needs of nursing homes, and offer a comprehensive array of ancillary services for the healthcare industry.

          Except for historical information, all other matters in this press release are forward-looking statements that involve risks and uncertainties including, but not limited to, those detailed from time to time in the company's SEC filings, which include Sun's annual report on Form 10-K for the fiscal year ended Dec. 31, 1996.

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